EXHIBIT 99


 Further Information Contact:                              For Immediate Release
         John F. Golden, President and CEO                 May 5, 2000
         StateFed Financial Corporation
         519 Sixth Avenue
         Des Moines, Iowa 50309
         Phone: (515) 282-0236


                         STATEFED FINANCIAL CORPORATION
             ANNOUNCES 3RD QUARTER EARNINGS AND ANNUAL MEETING DATE

         Des Moines, Iowa (NASDAQ: "SFFC") ------ StateFed Financial Corporation, the parent company for State Federal Savings and Loan Association of Des Moines, today announced financial results for the quarter ended March 31, 2000. For the three month period ended March 31, 2000, the company reported net income of $307,854 as compared to $276,070 for the same period in 1999, an increase of $31,784. The increase in net earnings was primarily due to an increase in net interest income of $97,788, offset by a decrease in non-interest income of $41,241, an increase in non-interest expense of $7,763, and an increase in income tax expense of $17,000.

         For the nine month period ended March 31, 2000, the company reported net income of $808,471 as compared to $753,928 for the same period in 1999, an increase of $54,543. The increase in net earnings was primarily due to an increase in net interest income of $215,618, offset by a decrease in non-interest income of $55,761, and an increase in total non-interest expense of $69,414, and an increase in income tax expense of $35,900.

         The book value of StateFed Financial Corporation increased to $10.81 per share at March 31, 2000. Earnings per share for the third quarter ended March 31, 2000 were 21 cents per share, while the earnings per share for the third quarter ended March 3l, 1999 were 18 cents per share. For the nine month period ending March 31, 2000 the earnings per share were 54 cents per share as compared to 49 cents per share during the same nine month period in 1999.

         The annual meeting of shareholders will be held at 2:00 p.m. on Wednesday, October 25, 2000, at the corporate office at 13523 University Avenue, Clive, Iowa.

                                    Continued

                         STATEFED FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                        March 31, 2000 and June 30, 1999

                           ASSETS                    (Unaudited)
                                                  March 31, 2000  June 30, 1999
                                                  --------------  -------------
Cash and amounts due from depository institutions $      820,373  $   8,481,216
Investments in certificates of deposit            $      685,000  $     884,300
Investment securities                             $    2,214,611  $   1,944,374
Loans receivable, net                             $   82,496,102  $  72,330,884
Real estate acquired for development              $      195,292  $     236,602
Real estate held for investment, net              $    3,406,130  $   2,645,245
Property acquired in settlement of loans          $    1,223,792  $   1,133,517
Office property and equipment, net                $    1,144,493  $   1,188,247
Federal Home Loan Bank stock, at cost             $    1,147,600  $   1,147,600
Accrued interest receivable                       $      539,012  $     536,028
Other assets                                      $      255,962  $     295,695
                                                  --------------  -------------
        TOTAL ASSETS                              $   94,128,367  $  90,823,708
                                                  ==============  =============

       LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits                                          $   54,206,305  $  54,713,072
Advances from Federal Home Loan Bank              $   22,807,705  $  18,877,047
Advances from borrowers for taxes and insurance   $          281  $     337,371
Accrued interest payable                          $       71,390  $     133,773
Dividends payable                                 $      113,145  $     114,300
Income taxes: current and deferred                $      361,848  $     324,643
Other liabilities                                 $      262,799  $     200,123
                                                  --------------  -------------
        TOTAL LIABILITIES                         $   77,823,473  $  74,700,329
                                                  --------------  -------------

Stockholders' equity:
Common stock                                      $        8,905  $       8,905
Additional paid-in capital                        $    8,548,442  $   8,526,563
Unearned compensation - restricted stock awards   $     (221,786) $    (271,290)
Unrealized gain (loss) on investments             $     (218,797) $       3,803
Treasury stock                                    $   (2,371,629) $  (2,234,986)
Retained earnings - substantially restricted      $   10,559,759  $  10,090,384
                                                  --------------  -------------
   TOTAL STOCKHOLDERS' EQUITY                     $   16,304,894  $  16,123,379
                                                  --------------  -------------

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $   94,128,367  $  90,823,708
                                                  ==============  =============

                                 Three Months Ended      Nine Months Ended
                                      March 31                March 31
                               ----------------------  ----------------------
                                   2000      1999         2000       1999
                               ----------  ----------  ----------  ----------
OPERATIONS DATA

Total interest income          $1,751,608  $1,664,085  $5,144,692  $5,063,071

Total interest expense         $  974,939  $  985,204  $2,893,286  $3,027,283
                               ----------  ----------  ----------  ----------

Net interest income            $  776,669  $  678,881  $2,251,406  $2,035,788

Provision for loan losses      $    9,000  $    9,000  $   27,000  $   27,000
                               ----------  ----------  ----------  ----------
Net interest income after
provision for loan losses      $  767,669  $  669,881  $2,224,406  $2,008,788

Non-interest income:
Real estate operations         $  127,418  $  140,837  $  391,829  $  426,348

Other non-interest income      $   62,344  $   90,166  $  121,925  $  143,167
                               ----------  ----------  ----------  ----------

Total non-interest income      $  189,762  $  231,003  $  513,754  $  569,515

Total non-interest expense     $  495,337  $  487,574  $1,524,069  $1,454,655
                               ----------  ----------  ----------  ----------

Income before income taxes     $  462,094  $  413,310  $1,214,091  $1,123,648

Income tax expense             $  154,240  $  137,240  $  405,620  $  369,720
                               ----------  ----------  ----------  ----------

Net Income                     $  307,854  $  276,070  $  808,471  $  753,928
                               ==========  ==========  ==========  ==========
Basic earnings per share          $0.21       $0.19       $0.55       $0.51

Diluted earnings per share        $0.21       $0.18       $0.54       $0.49